Exhibit 5.1

January 18, 2024

The Board of Directors

Better Choice Company Inc.

12400 Race Track Road

Tampa, Florida 33626

Re:	2019 Amended and Restated Incentive Award Plan

Ladies and Gentlemen:

We have acted as counsel to Better Choice Company Inc., a Delaware corporation (the “Company”) in connection with the registration by the Company of an aggregate of 6,151,142 shares of its common stock, $0.001 par value per share (the “Shares”), issuable under the Company’s 2019 Amended and Restated Incentive Award Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 18, 2024 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectuses, other than as expressly stated herein with respect to the issuance of the Shares.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents (collectively, the “Documents”):

(a) The Registration Statement and related prospectus;

(b) The Plan;

(c) The certificate of incorporation of the Company, filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2023 (the “Form 10-Q”), as filed with the Secretary of State of Delaware on January 4, 2019, as amended by those certain certificates of amendment filed as Exhibits 3.2 – 3.5 to the Form 10-Q, as filed with the Secretary of State of Delaware on February 5, 2019, March 14, 2019, April 22, 2019, July 31, 2020, respectively (collectively, the “Certificate of Incorporation”), the certificate of designations, powers, respectively (collectively, the “Certificate of Incorporation”), the certificate of designations, powers, preferences and other rights of preferred stock and qualifications limitations and restrictions thereof of Series F Preferred Stock of the Company, in the form filed as Exhibit 3.8 to the Form 10-Q (the “Certificate of Designations” and together with the Certificate of Incorporation, the “Charter”) and the bylaws of the Company as presently in effect, in the form filed as Exhibit 3.7 to the Form 10-Q (such bylaws, together with the Charter, the “Governing Documents”), all as certified by an officer of the Company as of a recent date; and

The Board of Directors

January 18, 2024

(d) Resolutions adopted by the Company’s board of directors and stockholders adopting the Plan and authorizing the issuance of awards and Shares thereunder, as certified by an officer of the Company as of a recent date;

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the stockholders of the Company or of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy and completeness of the information contained in (i) the Registration Statement (including but not limited to statements therein as to the number of shares of common stock issued and outstanding), as well as all of the other Documents and (ii) all corporate records made available to us by the Company.

E. We have assumed that the form of certificates representing the Shares to be issued pursuant to the Plan will conform to the applicable requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the Governing Documents.

F. We express no opinion herein as to the laws of any state or jurisdiction other than the DGCL and the federal laws of the United States of America. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. The opinions herein are as of the date hereof and are based on current law and facts and circumstances. We have no obligation, and expressly decline any undertaking, to revise or supplement this opinion or otherwise advise you should applicable law or the existing facts and circumstances change.

The Board of Directors

January 18, 2024

Based on the foregoing, upon the assumptions that there will be no changes in the documents we have examined and the other matters referred to above, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Meister Seelig & Fein PLLC